Exhibit 99.1

FOR IMMEDIATE RELEASE

Air Lease Corporation Increases Unsecured Revolving Credit Facility to $5.8 Billion

LOS ANGELES, May 9, 2019 – Air Lease Corporation (NYSE: AL) (“ALC” or the “Company”) amended and extended its unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and the lenders named therein (as amended, the “Syndicated Unsecured Revolving Credit Facility”) whereby the Company extended the maturity date of the substantial majority of the revolving commitments from May 5, 2022 to May 5, 2023 and, increased total revolving commitments to approximately $5.8 billion as of May 5, 2019 from $4.6 billion, across 50 financial institutions. The Syndicated Unsecured Revolving Credit Facility remains priced at LIBOR plus 105 basis points with a 20 basis point facility fee, each subject to adjustments based on changes in the Company’s credit ratings.

“We are pleased to announce the extension and upsize of our revolving credit facility which now stands at $5.8 billion, a 27% increase since the beginning of 2019,” said Gregory B. Willis, Executive Vice President and Chief Financial Officer of Air Lease Corporation. “Our revolver is now the largest facility in the industry, and represents a significant portion of our liquidity profile as we expect to enter into a period of accelerated growth. The success of this facility is reflective of ALC’s strong credit metrics and global banking relationships, and we would like to express our appreciation to our lenders for their support.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expected delivery dates. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Investors:	Media:

Mary Liz DePalma	Laura Woeste
Assistant Vice President, Investor Relations	Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Jason Arnold
Assistant Vice President, Finance
Email: investors@airleasecorp.com

2000 Avenue of the Stars, Suite 1000N        Los Angeles, CA 90067        USA        Phone: +1 310.553.0555        Fax: +1 310.553.0999

Email: info@airleasecorp.com    Website: http://www.airleasecorp.com